As filed with the Securities and Exchange Commission on June 11, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OMEROS CORPORATION

(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1663741 (I.R.S. Employer Identification Number)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices) (Zip code)

Omeros Corporation 2017 Omnibus Incentive Compensation Plan

(Full title of the plan)

Gregory A. Demopulos, M.D.

President, Chief Executive Officer and

Chairman of the Board of Directors

Omeros Corporation

201 Elliott Avenue West

Seattle, Washington 98119

(Name and address of agent for service)

(206) 676-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	5,433,514(1)	$16.92(2)	$91,935,056.88(2)	$11,142.53

(1)

The common stock being registered under this registration statement pertains to securities issued, and to be issued, to employees, consultants, officers, advisers and/or directors as compensation under the Omeros Corporation 2017 Omnibus Incentive Compensation Plan, as amended and restated effective as of June 7, 2019 (the “2017 Plan”) and for no other purpose. Equity awards granted under the 2017 Plan may include stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Omeros Corporation (“we,” “us,” “our” or “Omeros”) common stock, par value $0.01 per share, that become issuable under the 2017 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of our outstanding shares of common stock.

(2)

The offering price is estimated in accordance with Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the price of $16.92 per share, which was the average of the high and low prices of our common stock as reported on The Nasdaq Global Market on June 7, 2019.

REGISTRATION OF ADDITIONAL SECURITIES

PURSUANT TO GENERAL INSTRUCTION E

This registration statement registers additional shares of our common stock to be issued pursuant to the Omeros Corporation 2017 Omnibus Incentive Compensation Plan, as amended and restated effective June 7, 2019. Accordingly, unless noted herein, the contents of the previous registration statement on Form S-8 filed with the United States Securities and Exchange Commission (the “SEC”) on June 21, 2017 (File No. 333-218882) are incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8.

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC (File No. 001-34475) are hereby incorporated by reference:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 1, 2019;

(b)	all other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2018; and

(c)

the description of our common stock contained in Exhibit 99.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which states that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC (unless expressly incorporated by reference herein), will also be incorporated by reference into this registration statement and deemed to be part of this registration statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

EXPERTS

The consolidated financial statements of Omeros Corporation appearing in our Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Omeros Corporation’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of common stock being registered under this registration statement has been passed upon by Keller Rohrback L.L.P., Seattle, Washington.

Item 8.	Exhibits.

Exhibit Number	Exhibit Title

4.1	Amended and Restated Articles of Incorporation of Omeros Corporation (incorporated by reference from Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-34475), filed on March 31, 2010).

4.2	Amended and Restated Bylaws of Omeros Corporation (incorporated by reference from Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 001-34475), filed on March 31, 2010).

4.3	Omeros Corporation 2017 Omnibus Incentive Compensation Plan (as amended and restated effective as of June 7, 2019) (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K (File No. 001-34475), filed on June 11, 2019).

4.4	Form of Stock Option Award Agreement under the Omeros Corporation 2017 Omnibus Incentive Compensation Plan (incorporated by reference from Exhibit 4.4 to our Registration Statement on Form S-8 (File No. 333-218882), filed on June 21, 2017).

5.1	Opinion of Keller Rohrback L.L.P.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Keller Rohrback L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this registration statement).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes as set forth below.

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 11, 2019.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos, M.D.
Gregory A. Demopulos, M.D. President, Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory A. Demopulos, M.D., Michael A. Jacobsen, Marcia S. Kelbon and Peter B. Cancelmo, and each of them severally, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory A. Demopulos, M.D. Gregory A. Demopulos, M.D.	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 11, 2019

/s/ Michael A. Jacobsen Michael A. Jacobsen	Vice President, Finance, Chief Accounting Officer and Treasurer (Principal Financial and Accounting Officer)	June 11, 2019

/s/ Ray Aspiri Ray Aspiri	Director	June 11, 2019

/s/ Thomas F. Bumol, Ph.D. Thomas F. Bumol, Ph.D.	Director	June 11, 2019

/s/ Thomas J. Cable Thomas J. Cable	Director	June 11, 2019

/s/ Peter A. Demopulos, M.D. Peter A. Demopulos, M.D.	Director	June 11, 2019

/s/ Arnold C. Hanish Arnold C. Hanish	Director	June 11, 2019

Leroy E. Hood, M.D., Ph.D.	Director	June 11, 2019

Rajiv Shah, M.D.	Director	June 11, 2019